EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of the 16th day of June, 1999 by and between Clariti Telecommunications International Ltd., a Delaware corporation ("Company"), and Ronald R. Grawert ("Executive").

     WHEREAS, Company desires to employ Executive as its Chief Executive Officer and Executive desires to be employed by Company, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth and the mutual benefits to be derived herefrom, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.	Employment and Term.

Company hereby employs Executive and Executive hereby accepts employment for a term commencing on June 21, 1999 and continuing until June 20, 2002, unless sooner terminated as provided for in this Agreement. Company and Executive have the option to renegotiate this Agreement beyond the three-year period. Executive hereby warrants and represents to Company that he is free to enter into this Agreement and is not a party to any agreement, written or otherwise, or bound by any restrictions, which limit or restrict him from entering into this Agreement or performing the services, duties and responsibilities called for hereunder. The Company acknowledges that the Executive has made the Company aware of a non-compete provision from his prior employment which has been reviewed by the Executive and Company's respective counsels and the parties mutually agree that the employment of Executive by the Company does not violate the provisions of Executive's prior non-compete agreement.

     2.  Duties.

2.1 Executive shall perform the duties of the Chief Executive Officer of the Company and such additional executive duties of Company and its affiliates as may be, from time to time, requested of him by the Company's Board of Directors and/or the Chairman of the Company. As Chief Executive Officer of the Company, the Executive shall report to the Chairman of the Company and the Company Board of Directors. The Company shall indemnify the Executive for all acts performed as an officer of the Company to the maximum extent permitted by law. The Company shall maintain Directors & Officers liability insurance in such amounts as are determined by the Board of Directors, which shall include coverage of the Executive.

     2.1.1 The duties as Chief Executive Officer of the Company shall include but not be limited to (i) having general and active management of the business of the Company (ii) seeing that all orders and resolutions of the Board are carried into effect, subject however, to the right of the directors to delegate any specific powers, except such as may be by statute exclusively conferred on any other officer or officers of the Company (iii) executing bonds, mortgages and other contracts requiring a seal, under the seal of the Company (iv) be Ex-Offico a member of all committees (v) have the general powers and duties of supervision and management usually vested in the office of Chief Executive Officer of a Company (vi) assist the Board of Directors and Chairman in formulating the business plan, goals and objectives for the Company's future growth.

2.2 Executive shall devote his full professional time and best efforts to the performance of his duties and responsibilities hereunder to advance the interests of the Company and shall not during the term of this Agreement (as defined in Section 1 hereof) be employed, involved or otherwise engaged in, either directly or indirectly, any other employment for gain, profit or other
pecuniary advantage, without prior written consent of Company.   At no time
shall Executive engage in any activity that conflicts with the business of the Company or its affiliates. Nothing set forth in this section 2.2 shall be construed to prevent Executive from (i) acting as a member of Board of Trustees or a member of Board of Directors of any other corporation, or as a member of the Board of Trustees of any organization or entity which is not a competitor of the Company or (ii) devoting of such of Executive's time and attention to philanthropic, charitable, civic, community or other activities or endeavors as Executive shall reasonably determine but only to the extent that Executive's pursuance of any activities or endeavors described in subparagraph (i) and (ii) above does not materially and adversely effect the Executive's ability to perform and discharge Executive's duties and objectives to the Company hereunder.

2.3 Except for required travel on Company business or unless Company agrees otherwise, Executive shall perform his duties and responsibilities at the Company's principal executive offices located in the greater Philadelphia area. The Company shall furnish Executive with office space, parking, secretarial assistance, personal computer, and such other facilities and services as shall be suitable to Executive's position and adequate for the performance of his duties hereunder. Company shall pay for all usage, maintenance, and reasonable upgrades of such equipment mentioned in this Section.

2.4 Within 30 days of commencement of the Executive's employment with the Company, the Company shall submit Executive's name for consideration to be appointed to the Board of Directors of the Company; and support Executive's nomination for a Board of Directors position at the next scheduled annual meeting of Company shareholders.

     3. Compensation.

3.1 For all duties and responsibilities to be performed and/or assumed by Executive hereunder, Executive shall be entitled to receive an annual salary as set forth below ("Base Salary"). The Base Salary, less any sums required to be withheld by law, shall be payable in equal monthly installments or such other more frequent regular installments as the Company may, from time to time, determine. For purposes hereof, Base Salary shall be:

     3.1.1 For the twelve-month period commencing with the date hereof, the Base Salary shall be Four Hundred Thousand Dollars ($400,000).

     3.1.2 For each year thereafter, the Base Salary shall be increased by an amount determined by the Board of Directors but in no event less than (i) eight percent (8%) after the first year, nine percent (9%) after the second year and ten percent (10%) each year thereafter upon mutual agreement to extend the term. Each percentage increase for a particular year shall be based on the Base Salary for the immediately preceding year.

3.2 Company shall provide to Executive an annual bonus as an incentive to meet certain performance objectives and milestones. The Board of Directors shall determine the bonus amount at the conclusion of each of the Company's fiscal years during the term of this Agreement, and payable 90 days thereafter. The bonus can take the form of cash, grants of the Company's common stock, and/or grants of options to purchase shares of the Company's common stock.

     3.2.1 The amount of the bonus will be at the discretion of the Board of Directors. At a minimum, however, Executive shall receive annually a cash bonus based on a fiscal year end on the following general terms: (i) at the Company fiscal year end (June 30, 2000) the Executive shall be entitled to a cash bonus of twenty percent (20%) of the Base Salary provided the Company has met the milestones and objectives which the Executive and Board of Directors shall agree to establish on or before September 30, 1999 (ii) at the end the second and third fiscal years a cash bonus equivalent to fifty percent (50%) of the Base Salary provided the Executive has met the performance objectives and milestones which shall be established by the Compensation Committee of the Company Board of Directors and agreed upon by the Executive at least three months prior to the start of the respective fiscal years.

     4. Fringe Benefits.

Company shall pay for and/or provide for the Executive's participation with the following benefits:

4.1 For the remainder of 1999, Executive shall be entitled to three (3) weeks paid vacation to be used at the Executive's discretion. Thereafter, Executive shall be entitled to four (4) weeks paid vacation during each full calendar year of this Agreement to be used at the Executives discretion. Vacation time shall accrue on a pro-rata basis during each year of this Agreement. Any unused vacation shall be cumulative from year to year unless otherwise agreed upon by the parties and shall be paid to Executive upon his separation of employment from the Company.

Executive shall be entitled to paid time off for all Company Holidays. Such time shall be taken on all Holidays on which the Company's Philadelphia office is closed due to a Holiday.

Executive shall be entitled to take a reasonable amount of paid time off for sick days.

4.2 The Executive and his immediate family shall be entitled to participate in the Company benefits program which includes medical insurance (vision care & prescription plan included) and dental insurance. In addition, the Executive shall participate in the Company's benefits program for long-term disability insurance, short-term disability insurance and life insurance. Until such time as Executive's family is relocated to the Philadelphia area, the Company shall reimburse Executive for or pay all COBRA premiums to Executive's previous employer for health and hospitalization coverage for Executive and his family for as long as Executive may purchase such COBRA coverage in accordance with the terms, conditions and restrictions of COBRA.

4.3 Such other employee benefits maintained by the Company for its senior executives and key management employees, including, all 401k, pension, profit sharing, retirement, stock bonus and stock option plans, to the extent Executive is eligible to participate pursuant to the terms and conditions of such plans.

4.4 Executive shall be reimbursed in a timely manner for all items of travel, entertainment and miscellaneous expenses which Executive reasonably incurs in connection with the performance of his duties hereunder, provided that the Executive submits to the Company such statements and other evidence supporting
said expenses as the Company may reasonably require.   Until such a time as
Executive relocates to the Philadelphia area, Company shall reimburse Executive for air travel to and from Executive's permanent residence in Dunwoody, Georgia and reasonable living expenses while away from his residence provided Executive properly accounts for such expenses in accordance with the Company's practices.

4.5 Executive shall be reimbursed in a timely manner for all reasonable moving expenses actually incurred by Executive in relocating the Executive and his family to the Philadelphia area ("Relocation Expenses"). The Relocation Expenses shall include the cost of temporary residence, a moving company and related expenses. The total Relocation Expenses for which Executive shall be reimbursed shall not exceed sixty thousand dollars ($60,000.) and shall be approved in writing, in advance, by the Company. In addition to the Relocation Expenses, the Company will pay the cost of a furnished 2-bedroom apartment in Philadelphia area (Korman Suites) for a period of time prior to Executive establishing a Philadelphia area residence. When determining which Relocation Expenses are reimbursable, the overriding philosophy is that the Executive shall not experience any financial gain from the move, nor should the Executive suffer any financial penalty. Any relocation expenses not specifically mentioned above shall be reimbursed (subject to the sixty thousand dollar ($60,000.) limit) if they conform to this overriding philosophy. The Company shall approve all Relocation Expenses in writing, in advance.

4.6 The Company shall pay Executive a signing bonus of seventy five thousand dollars ($75,000.) which shall be considered earned by the Executive upon the first day of his employment with the Company. The signing bonus shall be treated as income to the Executive and taxed accordingly.

4.7 Company shall pay Executive's premium for an existing term life insurance policy in an amount equal to $1,000,000, payable to any beneficiary designated by Executive, provided that the amount of such insurance to be so provided shall be offset by any other life insurance coverage provided to Executive under any other group or their life insurance programs provided by Company to Executive and other similarly situated employees. The Executive shall assume the right to the policy in the event of his termination of employment.

     5. Stock Options.

5.1 As part of Executive's compensation for services to be rendered hereunder, Executive shall have the right and option to purchase from Company voting Common Stock in Company ("Option"). The total number of shares available to Executive under this Option is Five Million Shares (5,000,000) at a purchase price per share based on the closing price of the Company shares on the date of this Agreement (Option Shares"). The Option Shares are available for purchase in installments as listed in Column A below and each installment shall become vested on the corresponding date listed in Column B, as follows:

           Column A                           Column B
        Number of Shares                Date Option Shares
     Available for Purchase                Become Vested
     ----------------------         -----------------------------------------
            1,750,000               Upon the commencement of Executive's
                                    employment pursuant to the terms of
                                    this Agreement

            1,750,000               First anniversary date of this agreement

            1,500,000               Second anniversary date of this agreement

In order for the Option Shares to become vested as provided for above, Executive must be employed by the Company under the terms of this Agreement as of the vesting date set forth in Column B above.

5.2 Except as otherwise provided for below, the term of the Option granted shall remain in effect for ten (10) years from the date on which such Option Shares become vested.

5.3 If the Executive's employment with the Company terminates (as defined in Section 6), the Options will be treated as follows:

     5.3.1	If the Executive's employment with the Company is terminated by the
Company for Cause (as defined herein) or the Executive resigns, the Executive's right to exercise vested Option Shares shall cease and become null and void within thirty (30) days of the date employment terminated, except as otherwise provided in Section 5.3 hereof.  All unvested Option Shares will terminate immediately as of the date of such termination of employment.  In the event the
Company receives, accepts and consummates a tender offer for all of its outstanding common stock prior to the vesting of the Option Shares, the vesting rights shall be accelerated so as to allow Executive to exercise the Option to purchase all of the Option Shares immediately prior to the consummation of such tender offer.

     5.3.2 If the Executive's employment is terminated (i) Without Cause (as provided for in Section 6.4), (ii) due to his Long Term Disability (as provided for in Section 6.2) or (iii) as a result of Executive's death, then vesting rights shall be accelerated such that all unvested Options vest immediately.
In these circumstances, the Executive (or Executive's estate) shall have the full ten years to exercise the Options, as specified in Section 5.

     5.3.3 If the Executive resigns for Good Reason (as provided for in Section 6.4), all unvested Options will vest immediately on a pro-rated basis, based upon the number of days worked by Executive in such year, and will also be subject to the 30-day exercise window.

5.4 The purchase price of the Option Shares shall be paid in full upon the exercise of the Option, and Company shall not be required to deliver certificates for such Option Shares until payment has been made. In addition to, and at the time of payment of the exercise price for such Option Shares, Executive shall be responsible for all federal and state withholding or other employment taxes applicable to the taxable income of such Executive and any other fees resulting from the exercise of the Executive.

5.5 Each share of Common Stock purchased pursuant to the terms hereof shall carry all appropriate registration and/or restrictions on sale and notices as determined from time to time by Company's securities counsel. Executive shall cooperate with Company and Company's counsel in complying with all applicable securities laws. Company agrees to register with the Securities and Exchange Commission for resale the shares of Common Stock issuable upon the exercise of the Options. Registration will occur at the same time as other Company Executives' options.

     6. Termination of Employment.

The employment of Executive and Company's liability and obligations hereunder shall terminate as follows:

6.1 Death. This Agreement shall terminate immediately upon the death of Executive. In such event, Executive's estate or the person he designates in writing shall be paid for all of Executive's unpaid, accrued vacation time.
The Company also shall pay the health insurance premiums (COBRA or equivalent) for Executive's dependents for a period of 12 months if such coverage is desired by Executive's dependents. Executive's Options shall accelerate on his Death.

6.2 Disability. This Agreement shall terminate immediately upon the Long-Term Disability of Executive. The Long-Term Disability of Executive shall exist based on the terms as defined in the Company benefits program for it's senior executives. In the event Executive qualifies for Long-Term Disability benefits, the vesting rights of the Options shall be accelerated so as to allow Executive to exercise the Option to purchase all of the Option Shares immediately.

6.3 The Company may discharge the Executive for Cause and thereby immediately terminate his employment under this Agreement. For purposes of this Agreement, Company shall have "Cause" to terminate the Executive's employment if the Executive, in the reasonable judgment of the Board of Directors:

     6.3.1 Willfully fails to perform any reasonable and lawful directive of the Company's Board of Directors or the Chairman after Executive is given written notice of his failure and continues 30 days after Executive's receipt of such notice to cure such failure.

     6.3.2 Materially breaches any of the agreements, duties, responsibilities or obligations under this Agreement after Executive is given written notice of his breach and continues 30 days after Executive's receipt of such notice to cure such breach.

     6.3.3 If the Executive engages in misconduct injurious to the Company as determined in good faith by the Board of Directors.

     6.3.4 Is convicted of a felony or any crime involving larceny, embezzlement or moral turpitude.

     6.3.5 If Executive is terminated for Cause, Executive will be paid for all unpaid, accrued vacation time.

6.4 Good Reason/Without Cause. In the event that Executive's employment is terminated by the Company without Cause for a reason other than death or Disability, or Executive shall resign for "Good Reason", as defined below, then, in such event:

     6.4.1 Executive's Base Salary, as defined in Section 3 as then in effect, shall continue to be paid for a period of twelve (12) months ("Payment Period") or balance of Agreement whichever is longer. In addition to the above, the Company shall pay Executive within five (5) business days of termination, pursuant to paragraph 6.4 herein, a pro-rated portion (for purposes herein pro-rated portion shall be on the basis of the number of days elapsed in the Company's fiscal year) of the annual incentive bonus as referred to in paragraph 3.2.1 which the Executive would have been entitled to for the fiscal year of termination (as determined in good faith by the Board of Directors of the Company).

     6.4.2 Company shall maintain in effect during the Payment Period, for the continued benefit of the Executive, all of the employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Executive's termination provided same is possible under the general terms and provisions of such benefit plans and programs. Moreover, during the Payment Period the Company shall provide the Executive with such reasonable administrative and secretarial support services as may be necessary or appropriate in order to assist Executive in finding new employment or Executive may select an out-placement service to be paid for by the Company at a cost not to exceed Five Thousand Dollars ($5,000).

For purposes of this Section 6.4, "Good Reason" shall mean:

     (i) An assignment to the Executive of any duties inconsistent with, or a material change in the nature or scope of, Executive's responsibilities, authority or duties hereunder. For purposes herein, since the Executive shall report to the Chairman of the Company, and the communications and work environment related to the Executive and Chairman is critical thereto, a change from the existing Chairman of the Company to someone other than Executive shall be deemed Good Reason for purposes of this Agreement

     (ii) Materially breaches any of the agreements, responsibilities or obligations under this Agreement after the Company is given written notice of it's breach and continues 30 days after Company's receipt of such notice to cure such breach.

     (iii) Ill health of Executive or a member of his family, or any other compelling personal circumstance, which, in the mutual discretion of the Executive and the Chairman of the Company, makes the Executive's continued employment hereunder impossible, or inappropriate.

6.5 Executive may voluntarily terminate his employment under this Agreement without Good Reason, as defined in Section 6.4 above, by giving the Company ninety (90) days prior written notice thereof, and upon the expiration of such ninety (90) day period, Executive's employment under this Agreement shall terminate, and Company shall have no further obligation or liabilities under this Agreement except to pay the Executive the portion, if any, that remains unpaid of the Base Salary and unpaid accrued prorated vacation for the period up to the date of termination. Resignation as defined herein must be in written form to the Board, witnessed and signed by the Executive.

     7.  Surrender of Books and Records/Confidentiality.

7.1 Executive acknowledges that all lists, books, records, literature, products and any other materials owned by Company or its affiliates or used by them in connection with the conduct of their business, shall at all times remain the property of Company and its affiliates and that upon termination of employment hereunder, irrespective of the time, manner or cause of said termination, Executive will surrender to Company and its affiliates all such lists, books, records, literature, products and other materials.

7.2 Confidential Information and Property. The Executive acknowledges that Company owns, directly or through its affiliates and subsidiaries, a variety of proprietary information which is confidential, valuable and essential to the ongoing conduct of Company's business. The Executive further recognizes that this proprietary information may include, but is not limited to, source codes, identities of new products, planned product enhancements, research and development projects, profits, profit margins, technical specifications, manufacturing techniques, test procedures, bid strategies and information concerning current, former or prospective customers. The Executive further recognizes that Company's proprietary information may appear in written form or in other tangible media which are not labeled or otherwise identified as being "confidential" or "proprietary" ("Confidential Property"). Confidential Property, however, shall not include any information, which (i) is already known to the general public or (ii) is approved for release by written authorization of the Company. With respect to Confidential Property, Executive, during the course of his employment and following the termination of his employment for any reason, shall:

     7.2.1 Retain such information in confidence and refrain from publishing, making available or otherwise disclosing such information to any third party except with the prior written consent of an authorized representative of the Company.

     7.2.2 Use all reasonable precautions to assure that such information is properly protected and disclosed only to other authorized personnel within the Company for proper use thereby; and

     7.2.3 Refrain from making copies of written material or tangible objects embodying such information, except as (and only to the extent that) such copies are required in the performance of Executive's duties for the Company.

     Executive further acknowledges that all such Confidential Property is owned solely by Company, shall remain the exclusive property of Company and that the unauthorized disclosure or use of such Confidential Property by Executive will cause irreparable harm to Company. Executive agrees to use or cause such Confidential Property to be used only in a manner consistent with the terms and conditions of this Agreement, and not otherwise for the use or advantage of Executive or others, and Executive shall not communicate or disclose any Confidential Property to any third persons, except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax, or financial advice with respect thereto.

     Upon termination of Executive's engagement; for any reason whatsoever, Executive must deliver to Company all written and/or tangible materials, including all copies thereof, embodying any Confidential Property, in Executive's possession or control, including, but not limited to, source codes, letters, memoranda, reports, notes, notebooks, lists, books of accounts, data, disks, drawings, prints, plans, specifications, tapes, and other data storage media and the like.

     8. Miscellaneous.

8.1 Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall be sufficient when delivered personally, or three (3) days after mailing by registered or certified mail, return receipt requested, or the next day if sent by nationally recognized overnight courier with proof of delivery, in each case postage prepaid, addressed as follows:

If to the Company:

Clariti Telecommunications International, Ltd.
1341 N. Delaware Avenue
Philadelphia, PA 19125
Attn.: Peter S. Pelullo, Chairman

If to the Executive:

Ronald R. Grawert
5162 Brooke Farm Drive
Dunwoody, GA 30338

The foregoing addressees may be changed at any time by notice given in the manner herein provided.

8.2 This Agreement constitutes the entire understanding and agreement between Company and Executive regarding its subject matter and supersedes all prior negotiations and agreements, whether oral or written, between them with respect to its subject matter. This Agreement may not be modified except by a written agreement signed by the Executive and the Company.

8.3 This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, successors and assigns, except that this Agreement may not be assigned by the Executive.

8.4 No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

8.5 This Agreement shall be governed by the statutes and common laws of the Commonwealth of Pennsylvania, excluding it's choice of law statutes or common law.

8.6 The headings of the various sections and paragraphs have been included herein for convenience only and shall not be construed in interpreting this Agreement.

8.7 If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

8.8 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     9. Arbitration.

9.1 In the event a dispute cannot be resolved amicably, the parties mutually recognize and agree that it will be to their best interests that their differences be solved with a minimum of time and money being expended, commensurate with a due process hearing. To this end, the parties agree that they will not file any lawsuits, charges or claims against each other without first submitting their grievances to mandatory and binding arbitration. Any controversy arising out of, or relating to, this Agreement or any modification or extension thereof, including any claim for damages or rescission, or both, shall be settled by arbitration as provided by the Pennsylvania Uniform Arbitration Act and/or the United States Arbitration Act, in Philadelphia, Pennsylvania, in accordance with the rules, regulations and precepts then existing of the American Arbitration Association (AAA) in connection with commercial arbitration. (Nothing contained in this Section shall prevent either party from seeking from a Court of competent jurisdiction a Temporary Restraining Order and/or a Preliminary Injunction where such Order of Injunction is necessary to the protection of such parties' interest).

9.2 Judgment upon the award rendered by the arbitrator(s) may be entered in any state or Federal court having jurisdiction thereof. The parties further agree that all costs, including the AAA administrative fee as well as the arbitrator's fees, if any, stenographic records and all other expenses of the arbitration shall be borne equally by the parties. Further, as part of the award, the prevailing party shall be awarded reasonable attorney's fees against the losing party.

9.3 In case of such dispute, difference, or question, the party seeking resolution shall send to the other party a registered letter asking for arbitration and appointing its arbitrator. Within thirty (30) days, the other party shall indicate the name of its own arbitrator, failing which, the American Arbitration Association or any successor shall appoint such arbitrator thereof.

9.4 The two arbitrators so appointed shall meet within fifteen (15) days after appointment of the last arbitrator, and they shall choose a third arbitrator, and if they do not agree within one (1) month on the choice of such third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association or any successor thereof.

9.5 The majority of the arbitrators shall make the decision. The seat of the arbitration shall be in Philadelphia, Pennsylvania.

9.6 The parties mutually agree that the Arbitrators shall, upon the application of either party, permit reasonable discovery in accordance with the Rules of Court which demand for discovery may be enforced by a party of the Arbitration upon application to the Court for aid in arbitration. The location of depositions of parties themselves and their employees shall be at their respective principal places of business.

9.7 The parties consent to the jurisdiction of the state courts of Pennsylvania and/or the United States District Court of the Eastern District of Pennsylvania for all purposes in connection with arbitration and enforcement. The parties further consent that any process or notice of motion or other application of either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

     10. No Right to Set Off.

     The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company or any amounts which might have been earned by the Executive in other employment had he sought such other employment. The amounts payable to the Executive under this Agreement shall not be treated as damages but as severance compensation to which the Executive is entitled by reason of termination of his employment in the circumstances contemplated by this Agreement. The Executive shall not be required to seek other employment in order to mitigate or reduce the amounts payable to him pursuant to this Agreement. In consideration of the foregoing, provided that and for so long as the Company shall not be in default of any of its obligations to pay to the Executive any amounts payable hereunder, the Executive hereby waives and releases the Company from any and all claims and damages that the Executive may have against the Company hereunder. Notwithstanding anything herein to the contrary, in the event of any claim by the Executive for damages hereunder, the Executive shall not be entitled to any damages which, in the aggregate for all such claims, exceed the sum of any and all amounts remaining payable hereunder at such time and in no circumstance shall the Company be liable to the Executive for any indirect, unforeseeable, special or punitive damages.







     IN WITNESS WHEREOF, this Agreement has been executed by the Executive and on behalf of the Company by its duly authorized officer on the date first above written.

ATTEST:                          Clariti Telecommunications International Ltd.


By:  s/Ernest J. Cimadamore         By:  s/Peter S. Pelullo
     ----------------------              ------------------
      Ernest J. Cimadamore                Peter S. Pelullo,
	Secretary					Chairman


                                     By: s/Ronald R. Grawert
                                         -------------------
                                          Ronald R. Grawert